Exhibit 99.1

Edward Jones Announces Results for Full-Year 2021

The Jones Financial Companies, L.L.L.P. (the "Partnership" or the "Firm"), including the principal operating subsidiary of the Partnership, Edward D. Jones & Co., L.P. (collectively, "Edward Jones"), is pleased to announce its full-year 2021 results.

The Firm's purpose is to partner for positive impact to improve the lives of its clients and colleagues and better its communities and society. The Firm continues to strive to help serious, long-term individual investors achieve their financial goals by understanding their needs and implementing tailored solutions. Throughout 2021, Edward Jones served more than 7 million clients in the U.S. and Canada.

The Firm ended the year with $1.8 trillion of client assets under care, a $276 billion increase from 2020, due to increases in the market value of client assets, as well as the cumulative impact of net new assets gathered during the year. Net new assets increased 41% to $93 billion in 2021 compared to 2020. Edward Jones ended 2021 with 18,823 financial advisors, a decrease of 402 compared to 2020. This was due to the Partnership gradually restarting hiring following a temporary pause on the recruitment of non-licensed financial advisors in 2020, together with an intentional strategy to grow its impact by offering a plan and resources for both current financial advisors and new hires to promote branch team success.

Net revenue in 2021 was $12.3 billion, a 22% increase compared to 2020, reflecting a 28% increase in fee revenue. Fee revenue increased to $10.4 billion in 2021 from $8.2 billion in 2020, primarily due to higher average market increases, as well as the cumulative impact of net asset inflows into advisory programs.

Operating expenses increased 22% to $10.7 billion in 2021 compared to 2020, primarily due to an increase in financial advisor and variable compensation. Financial advisor compensation increased largely due to an increase in revenues on which commissions are earned. Variable compensation increased due to increases in the Partnership's profitability, including an increase in the number of profitable branches and an overall increase in branch profitability. The Firm benefitted from ongoing cost savings, including limits on travel and in-person events due to the coronavirus pandemic.

Net income before allocations to partners increased 25% to $1.6 billion in 2021 compared to 2020.

Exhibit 99.1

Financial Highlights
(unaudited, $ in millions, unless otherwise noted)

	December 31,
	2021	2020	Change	% Change

Financial Advisors (at year end)	18,823	19,225	(402)	-2%
Client Assets Under Care (at year end) (billions)	$1,822	$1,546	$276	18%
Net New Assets for the Year (billions)	93	66	27	41%

	For the years ended December 31,
	2021	2020	$ Change	% Change
Net Revenue
Fee Revenue	$10,424	$8,175	2,249	28%
Trade Revenue	1,719	1,719	-	0%
Other Revenue, net	136	169	(33)	-20%
Total Net Revenue	12,279	10,063	2,216	22%

Total Operating Expenses	10,674	8,778	1,896	22%

Net Income Before Allocations to Partners	$1,605	$1,285	$320	25%